                                            File Pursuant to Rule 424(B)(5)
                                            SEC File No. 333-62442

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 13, 2001

                                  $962,300,000

                                   [EDS Logo]

                      Electronic Data Systems Corporation

           Zero-Coupon Convertible Senior Notes Due October 10, 2021

                                  ------------

   We are offering $962,300,000 principal amount at maturity of our Zero-Coupon Convertible Senior Notes Due October 10, 2021.

  . Except under circumstances described below, we will not pay cash interest on the notes prior to maturity. Instead, on October 10, 2021, the maturity date of the notes, holders of notes will receive $1,000 for each note. The issue price per note of $779.41 represents a yield to maturity of 1.25% per year calculated from October 10, 2001. If certain tax-related events occur and we so elect, the notes will cease to accrete original issue discount, and cash interest will accrue at a rate of 1.25% per year on the restated principal amount and be payable semi-annually. Upon issuance, each note will have a principal amount at maturity of $1,000.

  . Holders may convert their notes at any time on or before the maturity date initially into 9.7294 shares of our common stock for each note if
     (1) the sale price of our common stock issuable upon conversion of a note reaches a specified threshold that decreases over time, (2) the credit rating of the notes is reduced to below specified thresholds, (3) the notes are called for redemption or (4) specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of common stock, cash in an amount described herein. The conversion rate will be subject to adjustment in some events but will not be adjusted for increases in accreted value.

  . We may not redeem the notes before October 10, 2004. We may, at any time on or after October 10, 2004, redeem all or a portion of the notes for cash in an amount equal to the accreted value of the notes, plus accrued and unpaid contingent interest, if any. Holders may require us to purchase their notes on the following dates at the following prices, plus accrued and unpaid contingent interest, if any: October 10, 2003 at $799.08, October 10, 2004 at $809.10, October 10, 2006 at $829.52,
     October 10, 2011 at $882.84 and October 10, 2016 at $939.60. We will pay cash for all notes purchased on October 10, 2003, but on the other purchase dates we may choose to pay the purchase price in cash, in shares of our common stock valued at their market price or any combination of cash and our common stock. In addition, if we experience a fundamental change before October 10, 2003, holders may require us to purchase all or a portion of their notes for cash in an amount equal to the accreted value of the notes.

  . Commencing with the six-month period beginning October 10, 2004, we will pay contingent interest to the holders of notes during specified six-month periods if the average market price of a note for the five-trading-day reference period described herein equals 120% or more of the accreted value of a note on the day immediately preceding the relevant six-month period. The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a note and (2) 0.125% of such average market price of a note for the five-trading-day reference period referred to above. For a discussion of the special regulations governing contingent payment debt instruments, see "Certain United States Federal Income Tax Consequences--Accrual of Interest on the Notes."

  . The notes will be unsecured and will rank equally with our other unsecured senior indebtedness.

  . We have granted the underwriters a 13-day option to purchase up to an additional $38,456,000 principal amount at maturity of notes to cover over-allotments, if any.

  . Our common stock is listed on the New York Stock Exchange under the symbol "EDS." The last reported sale price of our common stock on the New York Stock Exchange was $59.34 per share on October 3, 2001.

   Investing in the notes involves risks. See "Risk Factors" beginning on page S-14 of this prospectus supplement.

                                                                   Proceeds to
                                        Price to   Discounts and Electronic Data
                                       Public (1)   Commissions      Systems
                                      ------------ ------------- ---------------
Per note............................. $     779.41  $     17.54   $     761.87
Total................................ $750,026,243  $16,878,742   $733,147,501

(1) Plus accreted original issue discount, if any, from October 10, 2001, if settlement occurs after that date. Delivery of the notes will be made on or about October 10, 2001.

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                  ------------

                          Joint Book-Running Managers

Credit Suisse First Boston                                  Salomon Smith Barney

                                October 4, 2001

                               TABLE OF CONTENTS

                                      Page
                                      ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement....   S-3
Prospectus Supplement Summary.......   S-4
Risk Factors........................  S-14
Use of Proceeds.....................  S-15
Price Range of Common Stock and
 Dividends..........................  S-15
Capitalization......................  S-16
Description of the Notes............  S-17
Certain United States Federal Income
 Tax Consequences...................  S-34
Underwriting........................  S-40
Notice to Canadian Residents........  S-42
Legal Matters.......................  S-43

                                      Page
                                      ----
PROSPECTUS
About this Prospectus...............    1
Electronic Data Systems
 Corporation........................    1
Disclosure About Forward-Looking
 Statements.........................    1
Where You Can Find More
 Information........................    2
Information We Incorporate by
 Reference..........................    2
Use of Proceeds.....................    4
Ratio of Earnings to Fixed Charges..    4
Description of Debt Securities......    5
Description of Capital Stock........   18
Description of Depositary Shares....   24
Description of Warrants.............   26
Description of Stock Purchase
 Contracts and Stock Purchase
 Units..............................   27
Plan of Distribution ...............   29
Legal Matters.......................   30
Experts.............................   30

                               ----------------

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

   If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Electronic Data Systems Corporation," "EDS," "we," "us" and "our" or similar terms are to Electronic Data Systems Corporation, its predecessors and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

   You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                      Electronic Data Systems Corporation

   We have been a leader in the global information technology (IT) services industry for almost 40 years. We provide strategy, implementation, and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address our clients' critical business imperatives. Our end-to-end portfolio of services integrates our four lines of business--Information Solutions, Business Process Management, E Solutions and A.T. Kearney--to help clients solve complex business issues and achieve results with technology.

Information Solutions

   Information Solutions, our largest line of business, encompasses our traditional IT outsourcing business. Information Solutions includes network and system operations, data management, applications development and field services, as well as Internet hosting and web site management. Our capabilities help clients align IT and operations with business strategy while ensuring predictable performance and costs. We have been a leader in the IT services industry for almost 40 years.

   Our Information Solutions services include:

  . Centralized Systems Management. We offer data processing services for stand-alone, mid-range or high-end systems physically located in one or more controlled environments. These services include management services for traditional application processing environments, as well as specialized services such as web site hosting and data warehousing. These services help clients reduce risk, facilitate cost-effective growth, improve delivery, efficiency and quality, and enhance client-to-customer relationships.

  . Distributed Systems Management. We offer end-to-end services to plan, deploy, operate and refresh an enterprise's total distributed processing capability. These services operate within traditional laptop and desktop environments, as well as the emerging applications service provider model supported by network-based applications (often referred to as apps on taps). Benefits to clients for these services may include reduced cost of ownership, increased return on investment, transformation of PCs into information tools, increased speed to market and enhanced flexibility in business operations.

  . Communications Management. We define, develop and manage consistent voice, video, data, multi-service and other global communications services. These services facilitate electronic commerce, increase competitiveness and market opportunities, and improve information sharing through a client's supply and demand chain.

  . Application Services. We offer applications development and management services on an outsourced or out-tasked basis. These services range from outsourcing of all application development and management to implementation and management of EDS-owned or third-party industry applications. Benefits to clients for these services include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes.

   Our Information Solutions line of business accounted for a substantial majority of our revenues in 2000, and we expect it to continue to account for a majority of our revenues in 2001.

Business Process Management

   Business Process Management, or BPM, is the outsourcing of one or more business processes or functions to an external provider. Our BPM line of business focuses on clients' business goals to enhance their customers' total satisfaction with delivery, performance, quality and cost.

   Our BPM services include:

  . Financial Process Management. We offer a full range of scalable services that enable clients to bridge the gap between paper and electronic payment processing environments. Our Financial Process Management offerings include credit card processing, ATM and kiosk transaction processing, debit and gateway authorization, check processing, remittance processing, mortgage and consumer loan processing, relocation services, and a wide variety of document management services. These services are aimed at several different types of clients, including banks and other lending institutions, card issuing institutions, merchants and merchant acquiring banks, as well as medium-to-large-size billers from multiple industries.

  . Administrative Process Management. With more than 30 years of experience, we provide end-to-end services for city, state and federal programs that operate in conjunction with a program's overall strategy to improve and increase efficiency. We provide solutions to improve business processes around Medicaid and Medicare claims administration, electronic traffic enforcement, and alarm tracking and billing services. We also provide decision support services, fraud and abuse detection services, registry and tracking services for vaccines and immunizations, and pharmacy benefit management services. In the private sector, we provide improvement services to clients to enhance and manage policyholder services for both life and property and casualty insurance companies.

  . Customer Relationship Management. Our expert management of customer interactions enables clients to develop individual customer relationships, build brand loyalty, and improve customer acquisition, retention and lifetime value. We are a global leader in Customer Relationship Management (CRM), supporting hundreds of clients with their end-to-end capabilities across the areas of customer interaction centers, customer intelligence, fulfillment and distribution services. Together with our three other lines of business, we provide the full range of CRM services, from management consulting and systems integration to ongoing business process management and outsourcing.

E Solutions

   E Solutions is our global solutions consulting line of business. E Solutions provides innovative and scalable solutions that enable clients to benefit from business opportunities in today's digital economy. This unit encompasses a complete continuum of solutions consulting services, from enterprise strategy through application design, development and deployment; from package selection through implementation and integration; and from infrastructure assessment through design and deployment.

   E Solutions' offering framework revolves around the management and deployment of disciplines, competencies and capabilities within three major areas: Enterprise Consulting; bluesphere; and Digital Value Chain.

  . Enterprise Consulting. Enterprise Consulting applies knowledge disciplines to transform enterprises with the following services:
     Industry Consulting, offering a synthesis of seasoned, experienced government, healthcare, retail, manufacturing and finance thought leadership, expertise, methodologies, tools, approach and technology service capabilities worldwide; Business Innovation Consulting, providing expertise in strategy, technology planning and architecture, alignment, performance management and planning; Program Management Consulting, designed to establish structure and process that effectively support multiple initiatives to ensure that business objectives and strategic goals are completely realized; and Digital Learning, which includes a complete range of services assembled for organizations that intend to use learning as a strategic advantage in a fast-paced global market.

  . bluesphere. bluesphere utilizes technology and infrastructure disciplines to transform enterprises. The unit's Net Applications offerings specialize in creative Internet and interactive application development, including the following interactive solutions: Net Marketing, including development and implementation of strategic web plans, management of digital branding and fostering web-based marketing efforts to attract, retain and maximize customer relationships; Net Design, which helps clients develop custom web-based solutions; Net Source, which includes outsourcing the needs of an enterprise through a comprehensive management program that coordinates all of the services required to deliver full web capabilities; and Net Mobility, which provides access to applications and customer assistance for devices such as web-ready cellular phones and personal digital assistants. bluespere's Information Assurance Services protect against cyber threats while enabling ebusiness opportunities. These services include assessment, protection, verification, and training solutions for data, infrastructure, and systems, and continuous security monitoring and management that anticipate and react to all types of security threats. Other offerings include Messaging Services, such as service migration/upgrade, systems integration/coexistence, hosted mailboxes, messaging system enhancements, directory services, email content validation, administration optimization, and collaborative solutions, and Microsoft Consulting.

  . Digital Value Chain. Digital Value Chain leverages E Solutions' deep knowledge of third party applications implementation and integration with business process and supply chain disciplines to transform enterprises with the following services: Supply Chain, which assists clients in the creation of extended supply chains that are inherently more efficient; Enterprise Resource Planning, which offers planning, implementation, optimization and hosting services for enterprise application systems; Customer Relationship Management, which provides a suite of comprehensive service offerings to help clients plan, design, implement and operate their customer care programs, including channel integration, marketing and sales automation, customer care solutions, business intelligence, knowledge management and full integration of front and back office functions; Net Markets, an end-to-end solution that brings buyers and suppliers together in an electronic community providing efficient matching and value-added services; and Integration Services, which enable clients to integrate their e-business environment with value-added solutions, applications, systems and business processes across the global extended enterprise.

A.T. Kearney

   A.T. Kearney is a leading global management consultancy that we acquired in 1995. The firm provides clients with high-value management consulting services, including strategy and organization, operations and technology consulting, as well as executive search services. A.T. Kearney addresses top management and CEO issues through delivery of leading-edge solutions to complex problems.

   A.T. Kearney serves clients through practice teams focused on major industries, including aerospace and defense, automotive, communications/high tech, consumer industries and retail, financial institutions, pharmaceuticals/healthcare, process industries, transportation and utilities. Among the services provided by A.T. Kearney are:

  . Strategy and Organization Consulting. A.T. Kearney's global Strategy and Organization practice includes a broad spectrum of strategic services and specializes in merger integration/M&A and value building-growth.

  . Operations Consulting. A.T. Kearney's Operations practice includes services for all phases of operations, with exceptional expertise in strategic sourcing, operations and process management, and supply chain management.

  . Technology Consulting. A.T. Kearney's technology practice provides services in e-strategy, strategic information technology, enterprise transformation, and applications and technology.

  . A.T. Kearney Executive Search. The search division helps companies seek and retain senior-level executives. It is organized with specialty practices in major industries and functional areas.

Revenues

   Our fees are generally paid pursuant to contracts with our clients. These contracts may provide for both fixed- and variable-fee arrangements. The terms of our client contracts generally range from less than one year in the high-value consulting business to up to ten years in our IT outsourcing business. Other than General Motors Corporation, no one client accounted for more than 10% of our total revenues in any of the past three years. Approximately 42% of our 2000 revenues were generated outside the United States.

Recent Developments

   On July 2, 2001, we completed the acquisition of Sabre Holdings Corporation's airline infrastructure outsourcing business and internal information technology infrastructure assets for $676 million. Sabre's airline infrastructure outsourcing business generated revenues of approximately $600 million for Sabre in 2000 and includes contracts with American Airlines and US Airways.

   On July 3, 2001, we closed the purchase of shares of Systematics AG, a German information technology services company. The shares acquired on that date, together with the shares previously purchased in a public tender offer and the shares we have under contract to acquire by January 2002, represent approximately 98% of the outstanding Systematics shares. The aggregate purchase price for Systematics is approximately $528 million, comprised of approximately $399 million in cash and $129 million in EDS common stock. Systematics provides customer relationship management, enterprise resource planning, digital value chain and systems integration services. Systematics reported revenues of approximately $570 million in 2000.

   On August 31, 2001, we completed the acquisition of all of the outstanding capital stock of Structural Dynamics Research Corporation ("SDRC") for $25 per share in cash, or an aggregate of approximately $950 million. SDRC offers software and services in mechanical design, product data management and business integration. SDRC reported revenues of approximately $450 million in 2000. On September 28, 2001, we completed the acquisition of the 14% publicly-held minority interest in our Unigraphics Solutions Inc. subsidiary for $32.50 per share, or an aggregate of approximately $175 million. UGS and SDRC have been combined to create our fifth line of business, Product Lifecycle Management (PLM) Solutions, a leader in the digitized Product Lifecycle Management market.

   As of December 31, 2000, we employed approximately 122,000 persons. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024. Our telephone number is (972) 604-6000.

                                  The Offering

 Notes Offered...............  $962,300,000 principal amount at maturity of
                               Zero-Coupon Convertible Senior Notes Due October
                               10, 2021. We will not pay cash interest on the
                               notes prior to maturity, other than as described
                               below under "Description of the Notes--
                               Contingent Interest" and "--Optional Conversion
                               to Semi-Annual Cash Pay Notes Upon Tax Event."
                               Each note will be issued at a price of $779.41
                               and a principal amount at maturity of $1,000.
 Over-allotment Option.......  We have granted the underwriters a 13-day option to purchase up to an aggregate of $38,456,000
                               principal amount at maturity of additional
                               notes, solely to cover over-allotments, if any.
                               The purchase price will be the accreted value of
                               the notes at the time of such purchase less the
                               underwriters' discount. Unless we indicate
                               otherwise, all information in this prospectus
                               supplement assumes the underwriters have not
                               exercised the over-allotment option.
 Maturity....................  October 10, 2021.
 Yield to Maturity of Notes..  1.25% per year (computed on a semi-annual bond equivalent basis) calculated from October 10,
                               2001.
 Conversion Rights...........  Holders may convert their notes at any time prior to the close of business on October 10,
                               2021 if any of the following conditions are
                               satisfied:
                               .  the average per share sale price of our
                                  common stock for the 20 trading days
                                  immediately prior to the conversion date is
                                  at least a specified percentage, beginning at
                                  120% and declining 1/2% each year thereafter
                                  until it reaches 110% at maturity, of the
                                  accreted value of a note, divided by the
                                  conversion rate;
                               .  the long-term credit rating assigned to the
                                  notes by either Moody's Investors Service,
                                  Inc. ("Moody's") or Standard & Poor's Ratings
                                  Services ("S&P") is reduced to below Baa3 or
                                  BBB-, respectively, or any one of these
                                  rating services withdraws its long-term
                                  credit rating assigned to the notes;
                               .  we call the notes for redemption;
                               .  we make specified distributions to our
                                  stockholders; or
                               .  we become a party to a consolidation, merger
                                  or binding share exchange pursuant to which
                                  our common stock would be converted into
                                  cash, securities or other property.
                               For each note of $1,000 principal amount at
                               maturity converted, we will deliver 9.7294
                               shares of our common stock (including rights
                               associated with our shareholder rights plan).
                               Also, in lieu of delivering shares of our common
                               stock upon conversion of any notes, we may pay
                               holders cash for their notes in an amount based
                               on the average Sale Price, as defined in this
                               prospectus supplement, of our common stock for
                               the five consecutive trading days following
                               either:
                               .  our notice of our election to deliver cash,
                                  which we must give within two business days
                                  of receiving a conversion notice unless we
                                  have earlier given notice of redemption as
                                  described herein, or

                               .  the conversion date, if we have given notice
                                  of redemption specifying we intend to deliver
                                  cash upon conversion thereafter.
                               Your right to surrender notes for conversion
                               will expire at the close of business on October
                               10, 2021.
                               The conversion rate may be adjusted under
                               certain circumstances, but will not be adjusted
                               for increases in accreted value or accrued and
                               unpaid contingent interest, if any.
 Ranking ....................  The notes are our general obligations and will not be secured by any collateral. Your right to
                               payment under these notes will:
                               .  be junior to the rights of our secured
                                  creditors to the extent of their security in
                                  our assets;
                               .  be equal with the rights of creditors under
                                  our other unsecured and unsubordinated debt,
                                  including our revolving credit facilities;
                               .  be senior to the rights of creditors under
                                  debt expressly subordinated to these notes;
                                  and
                               .  in effect, be generally subordinated to the
                                  rights of all existing and future creditors
                                  of our subsidiaries.
                               As of August 31, 2001, we had approximately $4.9
                               billion of indebtedness outstanding,
                               substantially all of which ranks equal in right
                               of payment to the notes, and our subsidiaries
                               had approximately $74.0 million of indebtedness
                               outstanding.
 Contingent Interest.........  We will pay contingent interest to the holders of notes during any six-month period from
                               October 10 to April 9 and from April 10 to
                               October 9, commencing with the six-month period
                               beginning October 10, 2004, if the average
                               market price of a note for the five trading days
                               ending on the second trading day immediately
                               preceding the beginning of the relevant six-
                               month period equals 120% or more of the accreted
                               value of such note on the day immediately
                               preceding the beginning of the relevant six-
                               month period. The amount of contingent interest
                               payable per note in respect of any six-month
                               period will equal the greater of (1) cash
                               dividends paid by us per share on our common
                               stock during that six-month period multiplied by
                               the number of shares of common stock issuable
                               upon conversion of a note and (2) 0.125% of such
                               average market price of a note for the five-
                               trading-day period referred to above.
 Tax.........................  Each holder will agree, for U.S. federal income tax purposes, to treat the notes as "contingent
                               payment debt instruments" and to be bound by our
                               application of the Treasury Regulations that
                               govern contingent payment debt instruments,
                               including our determination that the rate at
                               which interest will be deemed to accrue for
                               federal income tax purposes will be 5.32%
                               compounded semi-annually. Accordingly, each U.S.
                               Holder, as

                               defined in this prospectus supplement, will be
                               required to accrue interest on a constant yield
                               to maturity basis at that rate (subject to
                               certain adjustments), with the result that a
                               U.S. Holder will recognize taxable income
                               significantly in excess of the stated yield on
                               the notes while the notes are outstanding. In
                               addition, a U.S. Holder will recognize ordinary
                               income upon a conversion of a note into our
                               common stock equal to the excess, if any, of the
                               value of our common stock received on the
                               conversion over the sum of the original issue
                               price of the U.S. Holder's note together with
                               accrued but unpaid interest. Certain payments of
                               contingent interest made to Non-U.S. Holders
                               will be subject to federal withholding tax. See
                               "Certain United States Federal Income Tax
                               Consequences."
 Sinking Fund................  None.
 Optional Redemption.........  We may not redeem the notes before October 10,
                               2004. We may, at any time on or after October
                               10, 2004, redeem for cash all or a portion of
                               the notes at their accreted value, plus accrued
                               and unpaid contingent interest, if any.
 Purchase of Notes by Us at
  the Option of the Holder...  Holders may require us to purchase their notes on any one of the following dates at the
                               following prices:
                               .  On October 10, 2003 at a price of $799.08 per
                                  note;
                               .  On October 10, 2004 at a price of $809.10 per
                                  note;
                               .  On October 10, 2006 at a price of $829.52 per
                                  note;
                               .  On October 10, 2011 at a price of $882.84 per
                                  note; and
                               .  On October 10, 2016 at a price of $939.60 per
                                  note.
                               Any note purchased on October 10, 2003 will be
                               paid for in cash. Thereafter, we may choose to
                               pay the purchase price in cash or shares of our
                               common stock valued at their market price, or a
                               combination of cash and shares of our common
                               stock.

 Optional Conversion to Semi-
  Annual Cash Pay Notes upon
  Tax Event..................  From and after the occurrence of a Tax Event, as defined in this prospectus supplement, at our
                               option, the notes will cease to accrete, and
                               cash interest will accrue on each note from the
                               date on which we exercise such option at the
                               rate of 1.25% per year on the restated principal
                               amount (i.e., the accreted value of the note on
                               the later of the date of the Tax Event and the
                               date we exercise such option) and shall be
                               payable semi-annually on the interest payment
                               dates of October 10 and April 10 of each year to
                               holders of record at the close of business on
                               each regular record date immediately preceding
                               such interest payment date. Interest

                               will be computed upon a 360-day year comprised
                               of twelve 30-day months and will initially
                               accrue from the option exercise date, as defined
                               in this prospectus supplement, and thereafter
                               from the last date to which interest has been
                               paid. In such an event, the redemption prices,
                               purchase prices and fundamental change, as
                               defined in this prospectus supplement, purchase
                               prices will be adjusted as described herein, and
                               contingent interest will cease to accrue.
                               However, there will be no changes in a holder's
                               conversion rights.
 Fundamental Change..........  Upon the occurrence before October 10, 2003 of a fundamental change involving us, each holder may
                               require us to purchase all or a portion of such
                               holder's notes for cash. The purchase price will
                               be equal to the accreted value of the notes on
                               the date of purchase.
 Certain Covenants...........  We will issue the notes under the indenture referred to in this prospectus supplement and
                               the accompanying prospectus. For a description
                               of certain covenants or restrictions under the
                               indenture, see "Description of Debt Securities--
                               Certain Covenants" in the accompanying
                               prospectus.
 Use of Proceeds.............  We expect to use the net proceeds from the sale of the notes to pay a portion of the outstanding
                               indebtedness under our commercial paper and
                               other short-term debt facilities. As of August
                               31, 2001, we had approximately $1.1 billion in
                               outstanding borrowings under our commercial
                               paper and other short-term debt facilities at a
                               weighted average interest rate of 3.6%.
                               Borrowings under our commercial paper and other
                               short-term debt facilities were used to fund the
                               acquisitions described under the heading "--
                               Recent Developments."
 Global Securities...........  The notes will be issued only in book-entry form, which means that they will be represented
                               by one or more permanent global securities
                               registered in the name of a nominee of The
                               Depository Trust Company. The global securities
                               will be deposited with the trustee as custodian
                               for the depositary.
 Trading.....................  Our common stock is listed on the New York Stock
                               Exchange under the symbol "EDS."

                   Summary Consolidated Financial Information

   The following table sets forth summary consolidated financial information for each of the fiscal years in the five-year period ended December 31, 2000, as well as for the six-month periods ended June 30, 2001 and 2000. The summary consolidated financial information for the six-month periods ended June 30, 2001 and 2000 are derived from our unaudited financial statements which, in our opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information. When you read this summary consolidated financial information and other data, you should also read the historical financial statements and accompanying notes that we have included in our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended June 30, 2001. You can obtain these reports by following the instructions we provide under "Where You Can Find More Information" in the accompanying prospectus.

                            Six Months
                          Ended June 30,         Years Ended December 31,
                          --------------- -----------------------------------------
                           2001     2000   2000     1999    1998    1997     1996
                          -------  ------ -------  ------- ------- -------  -------
                                   (in millions, except per share data)
Consolidated Statements
 of Income Data:
Revenues(/1/)...........  $10,078  $9,233 $19,227  $18,731 $17,243 $15,370  $14,495
Costs and expenses
 Cost of revenues.......    8,234   7,578  15,631   15,368  14,290  12,299   11,506
 Selling, general and
  administrative........      910     844   1,776    1,852   1,838   1,528    1,403
 Restructuring and other
  charges...............      --      --        2    1,038      48     329      790
                          -------  ------ -------  ------- ------- -------  -------
Total costs and
 expenses(/2/)..........    9,144   8,422  17,409   18,258  16,176  14,156   13,699
                          -------  ------ -------  ------- ------- -------  -------
Operating income........      934     811   1,818      473   1,067   1,214      796
Other income
 (expense)(/3/).........      262      38     (18)     185      67     (72)    (122)
                          -------  ------ -------  ------- ------- -------  -------
Income before income
 taxes and cumulative
 effect of a change in
 accounting principle...    1,196     849   1,800      658   1,134   1,142      674
Provision for income
 taxes..................      426     306     657      237     391     411      243
                          -------  ------ -------  ------- ------- -------  -------
Income before cumulative
 effect of a change in
 accounting principle...      770     543   1,143      421     743     731      431
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(/4/)......      (24)    --      --       --      --      --       --
                          -------  ------ -------  ------- ------- -------  -------
Net income..............  $   746  $  543 $ 1,143  $   421 $   743 $   731  $   431
                          =======  ====== =======  ======= ======= =======  =======
Basic earnings per share
 of common stock
Income before cumulative
 effect of a change in
 accounting principle...  $  1.65  $ 1.16 $  2.45  $  0.87 $  1.51 $  1.49  $  0.89
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(/4/)......    (0.05)    --      --       --      --      --       --
                          -------  ------ -------  ------- ------- -------  -------
Net income..............  $  1.60  $ 1.16 $  2.45  $  0.87 $  1.51 $  1.49  $  0.89
                          =======  ====== =======  ======= ======= =======  =======
Diluted earnings per
 share of common stock
Income before cumulative
 effect of a change in
 accounting principle...  $  1.60  $ 1.13 $  2.40  $  0.85 $  1.50 $  1.48  $  0.88
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(/4/)......    (0.05)    --      --       --      --      --       --
                          -------  ------ -------  ------- ------- -------  -------
Net income..............  $  1.55  $ 1.13 $  2.40  $  0.85 $  1.50 $  1.48  $  0.88
                          =======  ====== =======  ======= ======= =======  =======
Cash dividends per share
 of common stock........  $  0.30  $ 0.30 $  0.60  $  0.60 $  0.60 $  0.60  $  0.60
                          =======  ====== =======  ======= ======= =======  =======

                             June 30,                  December 31,
                          --------------- ---------------------------------------
                           2001    2000    2000    1999    1998    1997    1996
                          ------- ------- ------- ------- ------- ------- -------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $   569 $   424 $   393 $   506 $ 1,039 $   677 $   880
Total assets............   13,938  12,545  12,700  12,522  11,526  11,174  11,193
Current portion of long-
 term debt..............        2      30      13     494      48     109     133
Long-term debt, less
 current portion........    3,914   2,814   2,585   2,216   1,184   1,791   2,324
Redeemable preferred
 stock of subsidiaries,
 minority interests and
 other long-term
 liabilities............      590     590     529     508     406     341     493
Total shareholders'
 equity.................    5,404   4,833   5,139   4,535   5,917   5,309   4,783
                            Six Months
                               Ended
                             June 30,            Years Ended December 31,
                          --------------- ---------------------------------------
                           2001    2000    2000    1999    1998    1997    1996
                          ------- ------- ------- ------- ------- ------- -------
Other Data:
Ratio of earnings to
 fixed charges(/5/).....     5.4x    4.7x    4.4x    2.3x    3.6x    3.8x    2.8x

--------
(1) Reflects a $200.0 million negative revenue adjustment resulting primarily from a legal dispute with a client and a gain of $69.0 million related to the sale of a portion of our leasing portfolio during the year ended December 31, 1998.
(2) Reflects a $24.2 million charge related to acquired in-process R&D and a net reversal of previously recorded accruals of $21.7 million related to restructuring activities during the year ended December 31, 2000; a $1,038.3 million restructuring and other charge, net of previously recorded accruals, during the year ended December 31, 1999; a $49.4 million charge related to senior executive retirements, a $42.5 million charge related to acquired in-process R&D, a $27.8 million charge for asset write-downs, and a positive adjustment of $22.2 million to reverse accruals related to previously recorded restructuring charges during the year ended December 31, 1998; a $329.6 million charge related to restructuring activities and other charges during the year ended December 31, 1997; and a $789.5 million charge related to restructuring activities and other charges during the year ended December 31, 1996.
(3) Reflects a $315.5 million gain resulting from the reclassification of certain available-for-sale securities into the trading securities classification for the six months ended June 30, 2001; a gain of $97.6 million resulting from the disposition of certain investments during the six months ended June 30, 2000 and the year ended December 31, 2000; a gain of $199.5 million resulting from the disposition of certain investments during the year ended December 31, 1999; a gain of $49.6 million resulting from the sale of stock of a subsidiary during the year ended December 31, 1998; and one-time split-off costs of $45.5 million during the year ended December 31, 1996.
(4) Reflects the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, comprised of a $37.4 million charge to income before a tax benefit of $13.5 million.
(5) The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:
  . earnings consist of earnings before income taxes, cumulative effect of a change in accounting principle, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and
  . fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

                                  RISK FACTORS

   You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Special Note Regarding Forward Looking Statements, before deciding to invest in the notes.

   We may not have the funds necessary to purchase notes upon a fundamental change or at the option of a holder on a purchase date.

   Upon the occurrence of a fundamental change, as defined below, we must make an offer to purchase all of the outstanding notes. In the event that a fundamental change has occurred under the indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. If a fundamental change were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all notes and amounts due under other indebtedness that we may be required to purchase or repay. Our failure to purchase the notes when required upon a fundamental change will result in an event of default, as defined below, with respect to the notes.

   On October 10, 2003, 2004, 2006, 2011 and 2016, holders of notes may require us to purchase their notes. However, it is possible that we would not have sufficient funds at that time to make the required purchase of notes. On purchase dates subsequent to October 10, 2003, we may be required to pay all or a portion of the purchase price in shares of our common stock, subject to satisfying the conditions in the indenture for making such payments. If we were unable to satisfy the conditions in the indenture to use our common stock to pay the purchase price, we could be in default of our obligations on the notes. In addition, if a holder requires us to purchase all or a portion of its notes and we elect to deliver common stock in satisfaction of our obligations but fail to deliver such common stock, and we then become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its notes, and a holder's claim may be subordinated to all of our existing and future obligations.

   There has been no trading market for the notes.

   Prior to this offering, there has been no trading market for the notes. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market making activities at any time without notice. In addition, their market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you that any market for the notes will develop or be sustained or that the trading price of the notes could be materially adversely affected. We do not intend to apply for listing of the notes on any securities exchange.

   Investment in the notes will require you to include in your taxable income amounts significantly in excess of cash received, if any, while the notes are outstanding.

   We and each holder agree in the indenture to treat the notes as contingent payment debt instruments subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of the cash you receive, if any, on the notes. The rate at which you will accrue such original issue discount will equal 5.32%, compounded semi-annually, even though the notes have a significantly lower yield to maturity. You will recognize taxable income significantly in excess of cash received, if any, while the notes are outstanding. In addition, under the indenture, you will recognize taxable income upon the conversion of the notes equal to the difference between the fair market value of the common stock received and your basis in the notes. Gain or loss upon a sale, exchange or conversion will be ordinary income. See "Certain United States Federal Income Tax Consequences."

   Your claim against us will be limited if a bankruptcy proceeding is commenced against us.

   If a bankruptcy proceeding is commenced in respect of us, the claim of each holder of a note is, under Title 11 of the United States Code, limited to the issue price of the notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the notes in this offering will be approximately $732.6 million (approximately $761.9 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters' discount and estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the notes to pay a portion of the outstanding indebtedness under our commercial paper and other short-term debt facilities. As of August 31, 2001, we had approximately $1.1 billion of outstanding borrowings under our commercial paper and other short-term debt facilities at a weighted average interest rate of 3.6%. Borrowings under our commercial paper and other short-term debt facilities were used to fund the acquisitions described under the heading "Prospectus Supplement Summary--Recent Developments."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

   Our common stock trades on the NYSE under the symbol "EDS." The following table sets forth on a per share basis the high and low sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system during the periods indicated.

                                                                   High   Low
                                                                  ------ ------
   1999
     First Quarter............................................... $53.94 $44.13
     Second Quarter..............................................  59.94  46.88
     Third Quarter...............................................  67.38  52.38
     Fourth Quarter..............................................  70.00  47.88
   2000
     First Quarter...............................................  76.00  58.38
     Second Quarter..............................................  73.25  38.67
     Third Quarter...............................................  51.88  38.94
     Fourth Quarter..............................................  60.00  39.44
   2001
     First Quarter...............................................  67.40  50.90
     Second Quarter..............................................  66.35  51.94
     Third Quarter...............................................  66.80  53.40
     Fourth Quarter (through October 3, 2001)....................  59.50  55.20

   On October 3, 2001, the last reported sale price of our common stock on the NYSE was $59.34 per share. As of October 3, 2001, there were approximately 158,148 holders of record of our common stock.

   We declared quarterly dividends on our common stock at the rate of $0.15 per share for each quarter of 1999 and 2000, as well as the first two quarters of 2001.

                                 CAPITALIZATION

   The following table sets forth our capitalization at June 30, 2001, our pro forma capitalization giving effect to the net issuance of commercial paper and other short-term debt and common stock used to fund the acquisitions discussed in "Prospectus Supplement Summary--Recent Developments," and our capitalization as adjusted to reflect the sale of the notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                        June 30, 2001
                                                 -----------------------------
                                                            Pro
                                                 Actual    Forma   As Adjusted
                                                 -------  -------  -----------
                                                    (dollars in millions)
Commercial paper and other short-term debt...... $   174  $ 1,164    $   431
Notes payable, fixed rate, net of discount......   3,734    3,734      3,734
Zero-coupon convertible senior notes............     --       --         750
Other...........................................       8        8          8
                                                 -------  -------    -------
Total debt......................................   3,916    4,906      4,923
Redeemable preferred stock of subsidiaries,
 minority interests and other long-term
 liabilities....................................     590      590        590
Shareholders' equity
  Preferred stock, $.01 par value; authorized
   200,000,000 shares; none issued..............     --       --         --
  Common stock, $.01 par value; authorized
   2,000,000,000 shares; actual - 493,444,760
   shares issued, and pro forma and as adjusted
   - 495,568,993 shares issued at June 30,
   2001(/1/)....................................       5        5          5
  Additional paid-in capital....................     818      947        947
  Retained earnings.............................   6,648    6,648      6,648
  Accumulated other comprehensive income........    (628)    (628)      (628)
  Treasury stock, at cost, 24,960,770 shares at
   June 30, 2001................................  (1,439)  (1,439)    (1,439)
                                                 -------  -------    -------
    Total shareholders' equity..................   5,404    5,533      5,533
                                                 -------  -------    -------
    Total capitalization........................ $ 9,910  $11,029    $11,046
                                                 =======  =======    =======

--------
(1) Does not include 9,362,602 shares of EDS common stock reserved for issuance upon conversion of the notes offered hereby (9,736,756 shares if the underwriters exercise their over-allotment option in full).

                            DESCRIPTION OF THE NOTES

   The notes will be issued as a separate series of securities under an indenture, dated as of August 12, 1996, between us and The Chase Manhattan Bank (formerly Chase Bank of Texas, National Association, which was formerly Texas Commerce Bank National Association), as trustee, as supplemented by a third supplemental indenture, to be dated as of October 10, 2001 (as so supplemented, the "indenture"). The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read.

   Definitions of certain terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this "Description of the Notes," unless otherwise indicated, the words "EDS," "we," "us" and "our" refer to Electronic Data Systems Corporation (and its successors) and not to any of our subsidiaries.

General

   The notes:

    . will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness;

    . will be limited to $962,300,000 aggregate principal amount at maturity, plus up to $38,456,000 aggregate principal amount at maturity if the underwriters exercise the over-allotment option in full; and

    .  will mature on October 10, 2021.

   Except under circumstances described under "--Contingent Interest" and "-- Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event," we will not pay cash interest on the notes; rather the notes will accrete to a principal amount of $1,000 per note upon maturity, representing a yield to maturity of 1.25% per annum.

   We may redeem the notes on or after October 10, 2004, as described below under "--Optional Redemption." The notes do not have the benefit of a sinking fund. Principal on the notes will be payable, and the transfer of notes will be registrable, at the office of the trustee. The trustee will initially serve as paying agent for the notes.

   The notes are being offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the notes. Each note of $1,000 principal amount at maturity will be issued at an issue price of $779.41. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 5.32% under the contingent payment debt regulations while they remain outstanding. The issue date for the notes and the commencement date for the accrual of original issue discount will be October 10, 2001. See "Certain United States Federal Income Tax Consequences--Accrual of Interest on the Notes."

   The notes will be issued only in registered form without coupons in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The notes will be represented by one or more global securities registered in the name of a nominee of the Depositary. See "--Book Entry, Delivery and Form."

Ranking

   The notes are general unsecured obligations of EDS and rank senior in right of payment to all future indebtedness of EDS that is, by its terms, expressly subordinated in right of payment to the notes and equal in right of payment with all existing and future unsecured indebtedness of EDS that is not so subordinated. We currently conduct substantially all of our operations through subsidiaries, and the holders of notes will in effect be generally subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of the notes.

Conversion Rights

   Holders may convert notes, in multiples of $1,000 principal amount at maturity, into EDS Common Stock at any time prior to the close of business on October 10, 2021 if any of the following conditions are met:

    . Common Stock Price. The average Sale Price of EDS Common Stock for the 20 trading days immediately prior to the conversion date is at least a specified percentage, beginning at 120% upon issuance and declining 1/2% each year thereafter until it reaches 110% at maturity, of the Accreted Value as of such date of conversion, divided by the conversion rate;

    . Credit Ratings. The long-term credit rating assigned to the notes by either Moody's or S&P is reduced to below Baa3 or BBB-, respectively, or any one of these rating services withdraws its long-term credit rating assigned to the notes;

    . Redemption of Notes. If the notes are called for redemption, at any time prior to the close of business on the business day prior to the redemption date; or

    .   Occurrence of Specified Corporate Transactions. If we elect to:

    (1) distribute to all holders of EDS Common Stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, EDS Common Stock at a purchase price less than the Sale Price at the time of such distribution; or

    (2) distribute to all holders of EDS Common Stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by the Board of Directors exceeding 15% of the Sale Price of EDS Common Stock on the day preceding the declaration date for such distribution; or

    (3) become a party to a consolidation, merger or binding share exchange pursuant to which EDS Common Stock would be converted into cash, securities or other property, in which case a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

   In the case of clause (1) or (2), we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

   A note for which a holder has delivered a purchase notice or a Fundamental Change (as defined under the heading "--Fundamental Change Permits Holders to Require Us to Purchase Notes") purchase notice requiring us to purchase the note may be converted only if such notice is withdrawn in accordance with the indenture.

   The initial conversion rate is 9.7294 shares of EDS Common Stock per note with a principal amount at maturity of $1,000, subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accretion and unpaid contingent interest, if any.

   In lieu of delivery of shares of EDS Common Stock upon conversion of any notes (for all or any portion of the notes), we may pay holders surrendering notes an amount in cash per note equal to the average Sale Price of the EDS Common Stock for the five consecutive trading days immediately following
(a) the date
of our notice of our election to deliver cash as described below if we have not given notice of redemption, or (b) the conversion date, in the case of a conversion following our notice of redemption specifying we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of EDS Common Stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under "--Optional Redemption." If we elect to deliver all of such payment in shares of EDS Common Stock, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of EDS Common Stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under "--Events of Default" in this prospectus supplement (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash for fractional shares).

   In lieu of issuing fractional shares upon conversion, we will pay an amount of cash based on the Sale Price of EDS Common Stock on the trading day immediately preceding the conversion date. On conversion of a note, a holder will not receive any cash payment representing accretion. Our delivery to the holder of the fixed number of shares of EDS Common Stock into which the note is convertible, together with any cash payment for fractional shares, will be deemed:

    . to satisfy our obligation to pay the principal amount at maturity of the note; and

    . to satisfy any obligation to pay the increase in Accreted Value from the Issue Date through the conversion date.

   As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

   A certificate for the number of full shares of EDS Common Stock into which any note is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

   The conversion rate will be adjusted for:

    . distributions on EDS Common Stock payable in EDS Common Stock or our other capital stock;

    .  subdivisions, combinations or certain reclassifications of EDS Common
       Stock;

    . distributions to all holders of EDS Common Stock of certain rights to purchase EDS Common Stock for a period expiring within 60 days at less than the Sale Price at the time of such distribution; and

    . certain distributions of our assets or debt securities or certain rights to purchase our securities (excluding (a) cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 15% of the Sale Price on the day preceding the date of declaration of such dividend or other distribution; provided, however, that no adjustment to the conversion rate will be made in respect of any such dividends or distributions that are paid during any period for which we are paying contingent interest to holders and (b) distributions in connection with a transaction described in the fifth succeeding paragraph).

   However, no adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for EDS Common Stock or carrying the right to purchase any of the foregoing.

   In addition, no adjustment need be made if holders may participate in the transaction (without exercising their conversion option) that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to stockholders (a) equals or exceeds the Market Price of EDS Common Stock, or (b) such Market Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of EDS Common Stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder's notes immediately prior to the record date for determining the stockholders entitled to receive the distribution.

   In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of EDS Common Stock issuable upon such conversion, the rights related to such EDS Common Stock pursuant to our existing and any future shareholder rights plan, whether or not such rights have separated from the EDS Common Stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

    .  the issuance of the rights;

    .  the distribution of separate certificates representing the rights;

    . the exercise or redemption of such rights in accordance with any rights agreement; or

    .  the termination or invalidation of the rights.

   The indenture will permit us to increase the conversion rate from time to time.

   If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into EDS Common Stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of EDS or another Person which the holder would have received if the holder had converted the holder's notes immediately prior to the transaction.

   Holders of the notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for U.S. federal income tax purposes as the result of:

    . a taxable distribution to holders of EDS Common Stock which results in an adjustment of the conversion rate; or

    .  an increase in the conversion rate at our discretion.

   If we exercise our option to have cash interest accrue on a note following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of EDS Common Stock or other property that the holder would have received if we had not exercised this option.

   If we exercise this option, notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the note. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

Contingent Interest

   Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month period from October 10 to April 9 and from April 10 to October 9, commencing with the six-month period beginning October 10, 2004, if the average of the Note Price for the five trading days ending on the second trading day immediately preceding the relevant six-month period (the "Average Note Price") equals 120% or more of the Accreted Value of such note on the day immediately preceding the relevant six-month period. See "--Optional Redemption" for some of these values. Notwithstanding the above, if we declare a dividend for which the record date falls prior to the first day of any such six-month period but the payment date falls within such six-month period, then the five-trading-day period for determining the Average Note Price will be the five trading days ending on the second trading day immediately preceding such record date. We will pay contingent interest only in cash.

   The amount of contingent interest payable per note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on EDS Common Stock during that six-month period multiplied by the number of shares of EDS Common Stock issuable upon conversion of a note and (2) 0.125% of such Average Note Price for the five trading-day period referred to above.

   Contingent interest, if any, will accrue and be payable to holders of notes as of the record date for the related EDS Common Stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, to holders of notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payment will be paid on the payment date of the related EDS Common Stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. For U.S. federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 5.32% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See "Certain United States Federal Income Tax Consequences--Accrual of Interest on the Notes."

   For financial accounting purposes, our obligation to pay contingent interest on the notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any changes in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." We do not believe that such future changes in value will have a significant effect on our future reported results of operations.

   Cash dividends are all cash dividends on EDS Common Stock (whether regular, periodic, extraordinary, special, nonrecurring or otherwise) as declared by the Board of Directors.

   The "Note Price" on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

    . at least three such bids are not obtained by the bid solicitation agent, or

    . in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the Note Price will equal (a) the then applicable conversion rate of the notes multiplied by (b) the average Sale Price of EDS Common Stock on the five trading days ending on such determination date.

   The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that we believe to be willing to bid for the notes.

   Upon determination that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our website or through such other similar public medium, if any, as we may use at that time.

Optional Redemption

   No sinking fund is provided for the notes. Prior to October 10, 2004, the notes will not be redeemable at our option. Beginning on October 10, 2004, at our option, we may redeem the notes for cash at any time as a whole, or from time to time in part, at a redemption price equal to the Accreted Value, plus accrued and unpaid contingent interest, if any. We will give holders not less than 30 days nor more than 60 days notice of redemption, in which we will specify whether holders that surrender notes for conversion prior to the redemption date will receive shares of EDS Common Stock or will be paid cash in lieu thereof.

   The table below shows what the Accreted Value of a note would be on October 10, 2004, and at specified dates thereafter prior to maturity and at maturity on October 10, 2021. The Accreted Value, in dollars, of a note of $1,000 principal amount at maturity redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.

                                                             Increase
                                                                in
                                                             Accreted Redemption
                                                     Issue   Value at   Price
Redemption Date                                     Price(1) 1.25%(2)   (1+2)
---------------                                     -------  -------- ----------
October 10, 2004................................... $779.41  $ 29.69  $  809.10
October 10, 2005................................... $779.41  $ 39.83  $  819.24
October 10, 2006................................... $779.41  $ 50.11  $  829.52
October 10, 2007................................... $779.41  $ 60.51  $  839.92
October 10, 2008................................... $779.41  $ 71.04  $  850.45
October 10, 2009................................... $779.41  $ 81.70  $  861.11
October 10, 2010................................... $779.41  $ 92.50  $  871.91
October 10, 2011................................... $779.41  $103.43  $  882.84
October 10, 2012................................... $779.41  $114.50  $  893.91
October 10, 2013................................... $779.41  $125.71  $  905.12
October 10, 2014................................... $779.41  $137.06  $  916.47
October 10, 2015................................... $779.41  $148.55  $  927.96
October 10, 2016................................... $779.41  $160.19  $  939.60
October 10, 2017................................... $779.41  $171.97  $  951.38
October 10, 2018................................... $779.41  $183.90  $  963.31
October 10, 2019................................... $779.41  $195.98  $  975.39
October 10, 2020................................... $779.41  $208.21  $  987.62
October 10, 2021................................... $779.41  $220.59  $1,000.00

   If converted to semi-annual cash pay notes following the occurrence of a Tax Event (such notes, "Cash Pay Notes"), the Cash Pay Notes will be redeemable at the Restated Principal Amount (as defined under "--Optional Conversion to Semi-Annual Cash Pay Notes Upon a Tax Event") plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the notes or Cash Pay Notes be redeemed prior to October 10, 2004. See "-- Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

   If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of such holder's notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

   On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding note for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

   The purchase price of a note will be:

  .  $799.08 per note on October 10, 2003;

  .  $809.10 per note on October 10, 2004;

  . $829.52 per note on October 10, 2006; plus accrued and unpaid contingent interest, if any;

  . $882.84 per note on October 10, 2011, plus accrued and unpaid contingent interest, if any; and

  . $939.60 per note on October 10, 2016, plus accrued and unpaid contingent interest, if any.

   The foregoing dollar amounts equal the Accreted Value on the respective purchase dates. For any purchase date after October 10, 2003, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in EDS Common Stock, as long as EDS Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of EDS Common Stock for such purpose shall be the Market Price of EDS Common Stock. We may pay the purchase price for any purchase on October 10, 2003 only in cash.

   If, prior to a purchase date, the notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

   We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things:

  . whether we will pay the purchase price of notes in cash or EDS Common Stock or any combination thereof, specifying the percentages of each;

  . if we elect to pay in EDS Common Stock, the method of calculating the Market Price of EDS Common Stock; and

  . the procedures that holders must follow to require us to purchase their notes.

   The purchase notice given by each holder electing to require us to purchase notes shall state:

  . if certificated, the certificate numbers of the holder's notes to be delivered for purchase;

  . the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof;

  . that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture; and

  . in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in EDS Common Stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the purchase price or portion of the purchase price in EDS Common Stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

   If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances.

   Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

   The notice of withdrawal shall state:

  .  the principal amount at maturity being withdrawn;

  .  if certificated, the certificate numbers of the notes being withdrawn;
     and

  . the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

   In connection with any purchase offer pursuant to these provisions, we will:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.

   We will pay cash based on the Market Price for all fractional shares of EDS Common Stock in the event we elect to deliver EDS Common Stock in payment, in whole or in part, of the purchase price.

   Because the Market Price of EDS Common Stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of EDS Common Stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in EDS Common Stock only if the information necessary to calculate the Market Price is publicly available.

   Our right to purchase notes, in whole or in part, with EDS Common Stock is subject to our satisfying various conditions, including:

  . the registration of EDS Common Stock under the Securities Act and the Exchange Act, if required; and

  . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

   If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of such holder entirely in cash. We may not change the form, components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

   If the paying agent holds money or securities sufficient to pay the purchase price of, and any accrued and unpaid contingent interest, if any, on, a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and will cease to accrete, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price, plus accrued and unpaid contingent interest, if any, upon delivery of the note.

   Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financing agreements.

   No notes may be purchased at the option of holders if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the purchase price of all such notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

   If a Fundamental Change occurs at any time prior to October 10, 2003, each holder will have the right, at the holder's option, to require us to purchase any or all of the holder's notes for cash. The notes may be purchased in multiples of $1,000 principal amount at maturity. We will purchase the notes at a price equal to the Accreted Value of the notes on the purchase date. See table under "--Optional Redemption." If, prior to the purchase date, we elect to convert the notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event." If a Fundamental Change occurs on or after October 10, 2003, no holder will have a right to require us to purchase any notes, except as described above under "--Purchase of Notes at the Option of the Holder."

   We may, at our option, instead of paying the Fundamental Change purchase price in cash, pay all or a portion of the Fundamental Change purchase price in EDS Common Stock, as long as EDS Common Stock is then listed on a national securities exchange or traded on the Nasdaq Stock Market. The fair market value of EDS Common Stock for such purpose shall be the Market Price of EDS Common Stock.

   A "Fundamental Change" will be deemed to have occurred at such time after the original issuance of the notes as any of the following occurs:

  (1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of EDS and its Subsidiaries to any Person (other than a Subsidiary); provided, however, that a transaction where the holders of all classes of Common Equity of EDS immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of such Person immediately after such transaction shall not be a Fundamental Change;

  (2) a "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) (other than EDS) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Common Equity of EDS representing more than 50% of the voting power of the Common Equity of EDS;

  (3) Continuing Directors cease to constitute at least a majority of the Board of Directors of EDS; or

  (4) the stockholders of EDS approve any plan or proposal for the liquidation or dissolution of EDS; provided, however, that a liquidation or dissolution of EDS which is part of a transaction that does not constitute a Fundamental Change under the proviso contained in clause (1) above shall not constitute a Fundamental Change.

   A Fundamental Change will not be deemed to have occurred, however, if either:

  (I) the Sale Price of EDS Common Stock for (a) any 10 trading days within the 20 consecutive trading days ending immediately before the Fundamental Change, and (b) at least five trading days within the 10 consecutive trading days ending immediately before the Fundamental Change, shall equal or exceed 105% of the Accreted Value, divided by the conversion rate, or

  (II)  both

    (a) at least 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of shares of Common Equity traded on a national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as "Publicly Traded Securities") and as a result of such transaction or transactions the notes become convertible solely into such publicly traded securities (excluding cash payments for fractional shares); and

    (b) the consideration to be received per share of EDS Common Stock in the transaction or transactions constituting the Fundamental Change consists of cash, publicly traded securities or a combination of cash and publicly traded securities with an aggregate fair market value (which, in the case of publicly traded securities, shall be equal to the average closing price of such publicly traded securities during the five consecutive trading days commencing with the trading day following consummation of the transaction or transactions constituting the Fundamental Change) of at least 105% of the Accreted Value, divided by the conversion rate.

   On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase their notes.

   To exercise the purchase right, holders of notes must deliver, prior to the close of business on the Fundamental Change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Option to Elect Purchase Upon a Fundamental Change" on the reverse side of the note duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase notes shall state:

  . if certificated, the certificate numbers of the holder's notes to be delivered for purchase;

  . the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

  . that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

   Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

  .  the principal amount at maturity being withdrawn;

  .  if certificated, the certificate numbers of the notes being withdrawn;
     and

  . the principal amount at maturity of the notes that remain subject to the purchase notice, if any.

   We will be required to purchase the notes no later than 35 business days after the occurrence of the relevant Fundamental Change (the "Fundamental Change purchase date").

   Our obligation to pay the Fundamental Change purchase price for a note for which a note purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such purchase notice. Payment of the Fundamental Change purchase price for such note will be made promptly following the later of the Fundamental Change purchase date or the time of delivery of such note.

   If the paying agent holds money sufficient to pay the Fundamental Change purchase price of the note on the business day following the Fundamental Change purchase date in accordance with the terms of the indenture, then, immediately after the Fundamental Change purchase date, original issue discount and interest, if any, on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the Fundamental Change purchase price upon delivery of the note.

   In connection with any purchase offer pursuant to these provisions, we will:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   The purchase rights of the holders could discourage a potential acquirer of EDS. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of EDS by any means or part of a plan by management to adopt a series of anti-takeover provisions.

   The term "Fundamental Change" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

   No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default with respect to the notes, other than an event of default that is cured by the payment of the purchase price of all such notes.

   The indenture will require the payment of money for notes or portions thereof validly tendered to, and accepted for payment by, us pursuant to a Fundamental Change offer. In the event that a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture governing our then-existing debt or might result in the acceleration of the maturity of any of our then-existing indebtedness. In addition, a Fundamental Change may also result in the acceleration of indebtedness under our bank credit facilities. If a Fundamental Change were to occur, there can be no assurance that we would have sufficient funds to pay the purchase price for all notes and amounts due under other indebtedness that we may be required to purchase or repay.

   Our failure to purchase the notes when required upon a Fundamental Change will result in an event of default with respect to the notes.

Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event

   From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest accrue on all, and not less than all of, the notes at the rate of 1.25% per year. The principal amount of each note will be restated (the "Restated Principal Amount") and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

   Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of October 10 and April 10 of each year to holders of record at the close of business on September 25 or March 26 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. In the event we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the notes will be adjusted. Contingent interest payments will cease to accrue on the Option Exercise Date. However, there will be no change in the holder's conversion rights.

   A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus supplement, as a result of:

  (1) any amendment to, or change (including any announced prospective change) in, the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

  (2) any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of this prospectus supplement, there is more than an insubstantial risk that interest (including original issue discount or contingent interest, if any) payable on the notes either:

  .  would not be deductible on a current accrual basis, or

  .  would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for U.S. federal income tax purposes.

   The modification of the terms of the notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the notes with respect to the semi-annual payments of interest due on the notes after the Option Exercise Date.

Events of Default

   The events of default as described in the accompanying prospectus do not apply to the notes. Instead, the following events constitute events of default with respect to the notes:

  . failure to pay the principal amount at maturity (or if the notes have been converted to Cash Pay Notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change purchase price with respect to any notes when such amount becomes due and payable;

  . if contingent interest is payable or the notes have been converted to Cash Pay Notes following a Tax Event, the failure to pay such interest due within 30 days of the due date;

  . failure to perform any other covenant or agreement in the notes or the indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% in aggregate principal amount at maturity of the notes then outstanding as provided in the indenture;

  . acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% in aggregate principal amount at maturity of the notes then outstanding as provided in the indenture; and

  . specified events relating to our bankruptcy, insolvency or reorganization.

   If there is an event of default with respect to the notes, which continues for the requisite amount of time, either the trustee or holders of at least 25% in aggregate principal amount at maturity of the notes then outstanding may declare the issue price of the notes plus the original issue discount accrued through the date of such declaration, and any accrued and unpaid contingent interest through the date of such declaration, to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the issue price of the notes plus original issue discount and any contingent interest accrued thereon through the occurrence of such event shall become due and payable immediately without any act by the trustee or any holder of the notes. If the notes have been converted to Cash Pay Notes following the occurrence of a Fundamental Change, the amount due on an acceleration will be the Restated Principal Amount plus accrued and unpaid interest.

   Before the acceleration of the maturity of the notes, the holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all notes, waive any past default or event of default and its consequences for the notes, except (1) a default described in first and second bullet points above, (2) a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected by the amendment or (3) a default which constitutes a failure to convert any note in accordance with its terms and the terms of the indenture. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and EDS, the trustee, and the holders of the notes will be restored to their former positions and rights under the indenture.

   The trustee will, within 90 days after the occurrence of a default known to it with respect to the notes, give to the holders of the notes notice of all uncured defaults with respect to the notes known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the notes, except in the case of a default described in the first and second bullet points above.

   A holder may institute a suit against us for enforcement of such holder's rights under the indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

  . the holder gives the trustee written notice of a continuing event of default;

  . holders of at least 25% of the aggregate principal amount at maturity of the notes at the time outstanding make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

  . the trustee does not receive direction contrary to the holder's request within 60 days following such notice, request and offer of indemnity under the terms of the indenture; and

  . the trustee does not institute the requested proceeding within 60 days following such notice.

   The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

   A default in the payment of any of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Modification and Waiver

   We and the trustee may enter into supplemental indentures that modify or amend the indenture or modify the rights of the holders of notes with the consent of holders of at least a majority in aggregate principal amount at maturity of the outstanding notes. However, the consent of all of the holders of the notes is required for any of the following:

  . to reduce the percentage in principal amount at maturity of the notes whose holders must consent to an amendment;

  . to reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any notes;

  . reduce the redemption price, purchase price or Fundamental Change purchase price of any notes;

  .  make any change that adversely affects the right to convert any notes;

  . except as otherwise provided herein and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any notes, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any notes;

  . make any change that adversely affects such holder's right to require us to purchase notes;

  . to make the notes payable in a currency other than that stated in the notes;

  . to release any security that may have been granted with respect to the notes;

  . to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

  . to impair the right to bring a lawsuit for the enforcement of any payment with respect to, or a conversion of, the notes; or

  . to modify any of the above provisions of the indenture, except to increase the percentage in principal amount at maturity of the outstanding notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

   In addition, we and the trustee may enter into supplemental indentures without the consent of the holders of the notes for one or more of the following purposes:

  . to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the notes;

  . to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default with respect to the notes;

  . to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or the notes, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of the notes;

  . to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

  .  to add guarantees with respect to the notes or to secure the notes;

  . to make any change that does not adversely affect the rights of any holder of the notes;

  . to add to, change, or eliminate any of the provisions of the indenture, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture, including any note, and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when none of that debt security is outstanding;

  . to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

  . to establish the form or terms of debt securities and coupons of any series.

Defeasance

  The notes will not be subject to any defeasance provisions otherwise available under the indenture.

Limitation of Claims in Bankruptcy

   If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a note is, under Title 11 of the United States Code, limited to the issue price of the note plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Calculations in Respect of Notes

   We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of the notes and of EDS Common Stock and amounts of interest and contingent interest, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

   "Accreted Value" means, at any date of determination, (1) prior to such time as the notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each note and (y) the portion of the excess of the principal amount of each note over such initial offering price which shall have been amortized by EDS in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each April 10 and October 10 at the rate of 1.25% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the notes are converted to Cash Pay Notes, the Restated Principal Amount.

   "Common Equity" of any Person means capital stock of such Person that is generally entitled to (1) vote in the election of directors of such Person or
(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

   "EDS Common Stock" means our common stock, par value $0.01 per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of EDS and which are not subject to redemption by us; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

   "Continuing Director" means a director who either was a member of our Board of Directors on the date of this prospectus supplement or who becomes a director of EDS subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on the Board of Directors of EDS at the time of such approval, either by a specific vote or by approval of the proxy statement issued by EDS on behalf of the entire Board of Directors of EDS in which such individual is named as nominee for director.

   The "Market Price" as of any date means the average of the Sale Prices of EDS Common Stock for the 20 trading day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such date, of certain events with respect to EDS Common Stock that would result in an adjustment of the conversion rate.

   The "Sale Price" of EDS Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which EDS Common Stock is traded or, if EDS Common Stock is not listed on a United States national or regional securities exchange, as reported on the Nasdaq Stock Market.

Book Entry, Delivery and Form

   The notes offered hereby will be issued in the form of one or more fully registered global notes (the "Global Notes"). The Global Notes will be deposited on or about the original issue date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

   The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

   We expect that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount at maturity of the Global Notes and (ii) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer notes will be limited to such extent.

   So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole owner or holder of such notes outstanding under the indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

   Neither we, the trustee, the paying agent nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such notes.

   Payments in respect of the principal, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest).

   We believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owner of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

   As long as the notes are represented by one or more Global Notes, the Depositary's nominee will be the holder of the notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. See "--Purchase of Notes at the Option of the Holder" and "--Fundamental Change Permits Holders to Require Us to Purchase Notes." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to purchase or conversion with respect to a particular notes, the beneficial owner of such notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such notes to notify the Depositary of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a notes in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

   If DTC is at any time unwilling to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue definitive notes in exchange for the Global Notes.

Same-Day Settlement and Payment

   The indenture requires that payments in respect of the notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the certificated notes also will be settled in immediately available funds.

Transfer and Exchange

   A holder may transfer or exchange the notes in accordance with the procedures set forth in the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any note selected for redemption. Also, the registrar is not required to transfer or exchange any note for a period of 15 days before a selection of the notes to be redeemed.

   The registered holder of a note will be treated as the owner of it for all purposes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

   This is a summary of certain United States federal income tax consequences relevant to holders of notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. Unless otherwise stated, this summary deals only with notes held for investment by U.S. Holders (defined below) that purchase notes upon original issuance. This summary does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

   We do not address all of the tax consequences that may be relevant to a U.S. Holder. In particular, we do not address:

  . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

  . the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

  . persons who hold the notes whose functional currency is not the United States dollar;

  . any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

  . any federal, state, local or foreign tax consequences of owning or disposing of the common stock acquired upon conversion or redemption of notes.

   No statutory, administrative or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

   WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

   A U.S. Holder is a beneficial owner of the notes who or which is:

  .  an individual who is a citizen or resident of the United States;

  . a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  . an estate if its income is subject to United States federal income taxation regardless of its source; or

  . a trust if (a) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes, or (c) such trust was in existence on August 20, 1996 and was treated as a U.S. Holder prior to such date.

   A Non-U.S. Holder is a holder of Notes other than a U.S. Holder.

Classification of the Notes

   We intend to treat the notes as indebtedness for United States federal income tax purposes subject to the Treasury regulations governing contingent payment debt instruments (the "contingent debt regulations"). Pursuant to the terms of the supplemental Indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary), to treat the notes as debt instruments that are subject to the contingent debt regulations and to be bound by our application of the contingent debt regulations to the notes including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes. However, the proper application of the contingent debt regulations to the notes is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the notes should be treated differently. Such treatment could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. In particular, it might be determined that a Holder should not have accrued interest income in excess of the stated yield, should not have recognized income or gain upon the conversion of a note and should have recognized capital gain or loss upon a taxable disposition of its note. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes (including alternative characterizations of the notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

   The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent debt regulations as described above.

Accrual of Interest on the Notes

   Because of the contingent interest potentially payable on, and the contingent convertibility of, the notes, we intend to treat the notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations. Pursuant to the terms of the supplemental Indenture, we and every holder have agreed to so treat the notes (absent any administrative determination or judicial ruling to the contrary). As discussed more fully below, the effects of applying such method will be (1) to require you, regardless of your usual method for tax accounting, to use an accrual method with respect to the notes, (2) for all accrual periods prior to conversion, redemption, or maturity, to require you to accrue interest income in excess of interest payments actually received, if any, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the notes. See "--Sale, Exchange, Conversion or Redemption."

   Under the contingent debt regulations, you will be required to accrue original issue discount on the notes on a constant yield to maturity basis based on the "comparable yield" of the notes, as more particularly described in "--Original Issue Discount." You will be required to include in your taxable income an amount equal to such accrued original issue discount, reduced by any "net negative adjustment", or increased by any "net positive adjustment", as more particularly described in "-- Adjustments to Interest Accruals" below.

   Original Issue Discount. Under the contingent debt regulations, you will be required to include in your taxable income, as ordinary interest income, for each accrual period prior to and including the maturity date of the notes, an amount that equals:

  (1) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; multiplied by

  (2) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period; multiplied by

  (3) a fraction whose numerator is the number of days during the accrual period that the U.S. Holder held the notes, and whose denominator is the number of days in the accrual period.

   A note's issue price is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note at the beginning of an accrual period is its issue price, increased by the amount of original issue discount previously accrued into income under the foregoing rules during all prior accrual periods, (determined without regard to any adjustments to interest accruals described in "--Adjustments to Interest Accruals" below), and decreased by the amount of projected payments reflected in the projected payment schedule described in "-- Adjustments to Interest Accruals" below for all periods prior to such date.

   We intend to take the position that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, but not less than the applicable Federal rate (based on the overall maturity of the notes). Accordingly, we intend to take the position that the comparable yield for the notes is 5.32% compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by the company.

   Adjustments to Interest Accruals. In addition to the interest accrual discussed in "--Original Issue Discount" above, you will be required to recognize interest income equal to the extent that the actual payments on the notes exceed the amount of "projected payments" (as defined in the following paragraph) in respect of a note for a taxable year (a "positive adjustment"). For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If you receive actual payments on the notes that are less than the amount of "projected payments" in respect of a note for a taxable year, you will incur a "negative adjustment" equal to the amount of such difference. This adjustment will
(a) reduce your interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized on a sale, exchange or retirement of the notes.

   For purposes of determining projected payments on the notes, we are required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule for the notes includes estimates for payments of contingent interest and for a payment at maturity taking into account the anticipated value of our common stock at the time.

   Information Regarding Comparable Yield and Projected Payment Schedule. The comparable yield and the projected payment schedule are set forth in the Indenture. You may also obtain the projected payment schedule by submitting a written request for it to us at Electronic Data Systems Corporation, 5400 Legacy Drive, Plano, TX 75204, Attention: Investor Relations.

   For United States federal income tax purposes, you must use the comparable yield determined by us, and the projected payments set forth in the projected payment schedule prepared by us, in determining your interest accruals, and the adjustments thereto, in respect of the notes, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your own comparable yield or schedule of projected payments, you must also establish that our comparable yield or projected payment schedule is unreasonable.

   THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

Sale, Exchange, Conversion or Redemption

   Upon a sale, exchange or retirement of a note for cash, you will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note at a particular date will generally be equal to the your original purchase price for the note, increased by any original issue discount previously accrued by you into income under the rules described in "Accrual of Interest on the Notes--Original Issue Discount" above (determined without regard to any positive or negative adjustments to interest accruals described in "Accrual of Interest on the Notes--Adjustments to Interest Accruals" above) and decreased by the amount of projected payments reflected in the projected payment schedule for all periods prior to such date. You will generally be required to treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

   In addition, we intend to treat your receipt of our common stock upon the conversion of a note, or upon the redemption of a note where we elect to pay in common stock, as a taxable sale or exchange of the note. Our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of stock upon conversion of a note into our common stock as a contingent payment in respect of the notes. Accordingly, we intend to treat the delivery of our common stock upon the conversion of a note as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and the projected payment schedule. Under this treatment, a conversion of a note into common stock, or a redemption where we elect to pay in common stock, will result in taxable gain or loss to you in an amount equal to the fair market value of the common stock received upon conversion or redemption, plus any cash received, less your adjusted tax basis in the note. The character of such gain or loss will be as described in the preceding paragraph.

   Your tax basis in our common stock received upon a conversion of a note or upon your exercise of a redemption option that we elect to satisfy in common stock will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

Constructive Dividends

   If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

   For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Tax Event

   The modification of the terms of the notes by us upon a Tax Event as described in "Description of the Notes--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event," could possibly alter the timing of income recognition by the holders with respect to the semi-annual payments of interest due after the option exercise date.

Backup Withholding Tax and Information Reporting

   If you are a U.S. Holder, payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of the notes) on, and the proceeds of disposition or retirement of, the notes will be subject to information reporting to the IRS and to you. Moreover, such payments and proceeds may be subject United States federal backup withholding tax (currently at the rate of 30.5%) if you fail to provide an accurate taxpayer identification number or a certification of exempt status (if applicable), if you fail to fully and accurately report interest income, or if you fail to otherwise comply with applicable certification requirements. Any amounts so withheld will be allowed as a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

Certain U.S. Federal Income Tax Consequences To Non-United States Holders

   The following discussion applies to you if you are a Non-U.S Holder. Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

   United States Federal Withholding Tax. We generally will withhold tax at a rate of 30% on payments of contingent interest on the notes. However, if a treaty applies, you may be eligible for a reduced rate of withholding. Similarly, payments of contingent interest that are effectively connected with the conduct of a trade or business by you within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by you), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States. If you are a Non-U.S. Holder that is subject to the withholding tax, you should consult your tax advisors as to whether you can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the contingent debt regulations, or on some other grounds.

   The 30% United States federal withholding tax should not apply to any payment of principal or accrual or payment of interest (other than contingent interest) and original issue discount on the notes provided that:

  . you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership;

  . you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

  . (a) you provide your name and address on an IRS Form W-8BEN (or a suitable successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and provides us with a copy.

   In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, conversion, redemption, or other disposition of the notes.

   In general, no backup withholding will be required with respect to payments made by us with respect to the notes if you have provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

   United States Federal Income Tax. Interest (other than contingent interest) and original issue discount on the notes generally will not be subject to United States federal income tax unless such income is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States (or, if a tax treaty applies, if you maintain a permanent establishment within the United States) and such interest or original issue discount on the notes is effectively connected with the conduct of that trade or business (or if a treaty applies, of that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax), on such interest or original issue discount on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

   Any gain or income realized on the conversion, redemption, or other disposition of the notes (other than gain attributable to accrued contingent interest payments) generally will not be subject to United States federal income tax unless:

  . that gain or income is effectively connected with your conduct of a trade or business in the United States;

  . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  . we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

   We do not believe that we are currently a "U.S. real property holding corporation" for United States federal income tax purposes, and we think it is unlikely that we will become one, although there can be no assurance that this will be the case. In any event, if we were to become a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, you would not be subject to U.S. federal income tax on the conversion, redemption or other disposition of a note if on the day you acquired the note, the notes you acquired had a fair market value not greater than the fair market value of five percent of our outstanding common stock and not greater than the fair market value of five percent of our outstanding notes.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount at maturity of notes set forth opposite such underwriter's name.

                                                                    Principal
                                                                    Amount at
     Underwriter                                                     Maturity
     -----------                                                   ------------
     Credit Suisse First Boston Corporation....................... $481,150,000
     Salomon Smith Barney Inc..................................... $481,150,000
                                                                   ------------
       Total...................................................... $962,300,000
                                                                   ============

   The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and to other conditions. The underwriters must purchase all the notes if they purchase any of the notes.

   The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the public offering price may be changed by the underwriters.

   We have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus supplement, to purchase up to $38,456,000 additional principal amount at maturity of notes at their accreted value at the time of purchase less the underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter must purchase, subject to certain conditions, an additional principal amount at maturity of notes approximately proportionate to that underwriter's initial purchase commitment.

   The following table shows the underwriting discounts and commissions we will pay to the underwriters in connection with this offering:

                                                 Offering Without Offering With
                                                  Over-Allotment  Over-Allotment
                                                      Option      Option in Full
                                                 ---------------- --------------
   Per note.....................................   $     17.54     $     17.54
   Total........................................   $16,878,742     $17,553,260

   We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

   We have agreed that, for a period of 45 days from the date of this prospectus supplement, we will not, without the prior consent of Salomon Smith Barney and Credit Suisse First Boston, offer, pledge or sell (or enter into any agreement to offer, pledge or sell), directly or indirectly, any shares of common stock or any securities convertible into, or exchangeable for, shares of common stock. This agreement does not apply to issuances under our employee or shareholder investment plans or to issuances as consideration in connection with previously announced transactions. Credit Suisse First Boston and Salomon Smith Barney in their sole discretion may jointly release any of the securities subject to this lock-up agreement at any time without notice.

   We have been advised by the underwriters that they intend to make a market in the notes, but that they are not obligated to do so and may discontinue making a market at any time without notice. Our common stock is listed on the New York Stock Exchange under the symbol of "EDS."

   The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of such liabilities.

   Salomon Smith Barney may engage in over-allotment, stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Such over-allotment, stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

   The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

   By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action - Ontario Purchasers

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to the notes will be passed upon for EDS by Baker Botts L.L.P., Dallas, Texas, and for the underwriters by Shearman & Sterling, New York, New York. James A. Baker, III, a partner of Baker Botts L.L.P., is a member of our board of directors.

PROSPECTUS

                                 [LOGO OF EDS]

                                 $4,000,000,000

                      Electronic Data Systems Corporation

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

   We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities. Our common stock is listed on the New York Stock Exchange under the symbol "EDS."

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is June 13, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Electronic Data Systems Corporation........................................   1
Disclosure About Forward-Looking Statements................................   1
Where You Can Find More Information........................................   2
Information We Incorporate by Reference....................................   2
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Description of Capital Stock...............................................  18
Description of Depositary Shares...........................................  24
Description of Warrants....................................................  26
Description of Stock Purchase Contracts and Stock Purchase Units...........  27
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

   References in this prospectus to the terms "we," "us" or "EDS" or other similar terms mean Electronic Data Systems Corporation, unless we state otherwise or the context indicates otherwise.

                      ELECTRONIC DATA SYSTEMS CORPORATION

   We have been a leader in the global information technology (IT) services industry for almost 40 years. We provide strategy, implementation, and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address our clients' critical business imperatives. Our end-to-end portfolio of services integrates our four lines of business--Information Solutions, Business Process Management, E.solutions and A.T. Kearney--to help clients solve complex business issues and achieve results with technology. Our seven Global Industry Groups--Communications, Energy, Financial, Government, Health Care, Manufacturing and Retail, and Transportation--work with each of our lines of business and client executive teams to most effectively position us within our target markets.

   Electronic Data Systems Corporation was incorporated in Delaware in 1994 and, at the time of our split-off from General Motors Corporation in 1996, we became the successor to the business and operations of the Texas corporation that had been incorporated under the same name in 1962. In 1984, GM acquired all of the capital stock of the Texas corporation, which before that time had been an independent, publicly-held corporation. As a result of the split-off, we once again became an independent, publicly-held corporation with our common stock listed for trading on the New York Stock Exchange and the London Stock Exchange.

   As of December 31, 2000, we employed approximately 122,000 persons. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105, telephone number: (972) 604-6000.

                  DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Those factors include:

  . competition in our lines of business and its effect on pricing, revenues, and margins;

  .  the financial performance of current and future client contracts;

  . with respect to client contracts accounted for under the percentage-of-completion method of accounting, the performance of such contracts in accordance with our cost estimates;

  . our ability to improve productivity and achieve synergies from acquired businesses;

  . the degree to which third parties continue to outsource information technology and business processes;

  .  the cost of attracting and retaining highly skilled personnel;

  .  changes in interest rates and foreign currency exchange rates; and

  . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   These and other factors are discussed in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the pubic reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at www.eds.com. We do not intend for information contained in our web site to be part of this prospectus.

                    INFORMATION WE INCORPORATE BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means:

  .  incorporated documents are considered part of the prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update this prospectus.

   We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the year ended December 31, 2000;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .  Current Report on Form 8-K filed June 4, 2001; and

  . the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on May 29, 1996.

   We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

   You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:
   EDS Investor Relations--Mailstop H1-2D-05
   5400 Legacy Drive
   Plano, Texas 75024-3105
   Telephone Number: (972) 605-8933

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

  .  reduction or refinancing of debt or other corporate obligations;

  .  acquisitions;

  .  capital expenditures; and

  .  working capital.

   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

                                     For the Years Ended
                                         December 31,
            For the Three Months   ------------------------
            Ended March 31, 2001   2000 1999 1998 1997 1996
            --------------------   ---- ---- ---- ---- ----
                  6.4x             4.4x 2.3x 3.6x 3.8x 2.8x

   The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

  . earnings consist of earnings before income taxes, cumulative effect of a change in accounting principle, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

  . fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

   We did not have any preferred stock outstanding during the periods presented above. There were no preferred stock dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   Our unsecured senior debt securities will be issued under an Indenture, dated as of August 12, 1996, between us and Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), as trustee, or another indenture to be entered into by us and that or another trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and that or another trustee.

   A copy of the August 12, 1996, senior debt indenture has been previously filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part, and is incorporated by reference into this prospectus. Another form of senior debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

   The indentures will not limit the amount of debt securities that we may issue, and will permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of EDS. We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

   Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

   The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

      1. the title of the debt securities;

      2. whether they are senior debt securities or subordinated debt securities;

      3. the total amount of the debt securities authorized and the amount outstanding, if any;

      4. any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

      5. the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

      6. when the principal of the debt securities will mature;

      7. the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

      8. when interest will be payable, as well as the record dates for determining to whom we will pay interest;

      9. where the principal of, premium, if any, and interest on the debt securities will be paid;

     10. any obligation of ours to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

     11. when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

     12. whether we have any obligation to redeem or repurchase the debt securities at the holder's option;

     13. the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

     14. the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

     15. the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

     16. any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

     17. whether the debt securities will be issued in electronic, global or certificated form;

     18. if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

     19. the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

     20. any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity;

     21. whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

     22. any additions or changes to the covenants relating to permitted consolidations, mergers or sales of assets or otherwise;

     23. if any debt securities do not bear interest, the dates for any required reports to the trustee;

     24. the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

     25. whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     26. the terms of any repurchase or remarketing rights of third parties;
  and

     27. any other terms of the debt securities.

   Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.

   We will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

   We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

   Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of "senior indebtedness" will include, among other things, senior debt securities and will be specifically set forth in that prospectus supplement.

   Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series.

   Upon any payment or distribution of our assets to creditors or upon a total or partial liquidation or dissolution of EDS or in a bankruptcy, receivership, or similar proceeding relating to EDS or our property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that these holders may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

   Unless otherwise provided in an applicable prospectus supplement, we may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if:

  . any principal, premium, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

  . any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or we and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

   Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

   By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

   Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

  . failure to pay interest on our debt securities of that series (or any payment with respect to the related coupons, if any) for thirty days past the applicable due date;

  . failure to pay principal of, or premium, if any, on our debt securities of that series when due (whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise);

  . failure to make any sinking fund payment on debt securities of that series when due;

  . failure to perform any other covenant or agreement in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

  . acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

  . specified events relating to our bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series.

   An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

   If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of and interest on all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the applicable indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

   Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to those debt securities or (2) a default with respect to a provision of the applicable indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and EDS, the trustee, and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

   The trustee under an indenture will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of those debt securities, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series.

   A holder may institute a suit against us for enforcement of such holder's rights under the applicable indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

  . the holder gives the trustee written notice of a continuing event of default with respect to a series of our debt securities held by that holder;

  . holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

  . the trustee does not receive direction contrary to the holder's request within 60 days following such notice, request and offer of indemnity under the terms of the applicable indenture; and

  . the trustee does not institute the requested proceeding within 60 days following such notice.

   The indentures will require us every year to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

   A default in the payment of any of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Satisfaction and Discharge of the Indentures

   An indenture will generally cease to be of any further effect with respect to a series of debt securities if:

  . we have delivered to the applicable trustee for cancellation all debt securities of that series (with certain limited exceptions); or

  . all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, we also pay or cause to be paid all other sums payable under the applicable indenture by us.

Legal Defeasance and Covenant Defeasance

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

  . legal defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

   Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

  . we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

  . we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

  . 123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

  . no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

  .  the deposit is not a default under any other agreement binding on us;

  . we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  . we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

  . we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

   We may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected by any modification or amendment is required for any of the following:

  . to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  . to reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

  . to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

  . to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

  . to make any debt security payable in a currency other than that stated in that debt security;

  . to release any security that may have been granted with respect to the debt securities;

  . to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

  . to change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities;

  . to limit our obligations to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities;

  . to change any place of payment where any debt security or any premium or interest thereon is payable;

  . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders;

  . to make any change that adversely affects the right to convert or exchange any debt security into or for other securities, whether or not issued by us, cash or property in accordance with its terms;

  . to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

  . to modify any of the above provisions of the indenture, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

   In addition, we and the trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

  . to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities;

  . to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture;

  . to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series;

  . to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

  . to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium, or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

  . to add guarantees with respect to the debt securities or to secure the debt securities;

  . to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

  . to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

  . to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

  . to establish the form or terms of debt securities and coupons of any series.

Certain Covenants

   Except as may be provided otherwise in the applicable prospectus supplement, we will be bound by certain restrictions in connection with the issuance of debt securities. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "--Certain Covenants--Restrictions on Secured Debt," "--Restrictions on Sales and Leasebacks," and "--Consolidation, Merger and Sale of Assets," the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to the events of default described above or covenants of ours contained in an indenture, including any addition of a covenant or other provision providing event risk or similar protection.

 Certain Definitions

   Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of debt securities.

   "Attributable Debt" means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (i) the greater of (a) the fair value of the Real Property subject to the arrangement (as determined by us) or (b) the net proceeds of the sale of the Real Property to the lender or investor by (ii) a fraction, the numerator of which is the number of months in the unexpired initial term of the lease of the Real Property and the denominator of which is the number of months in the full initial term of such lease. Sale and leaseback transactions with respect to Real Property financed by obligations issued by a state or local governmental unit (whether or not tax exempt) will not be included in any calculation of Attributable Debt.

   "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting
(1) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of EDS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

   "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

   "Real Property" means any real property, and any building, structure or other facility thereon, located in the United States (excluding its territories and possessions, but including Puerto Rico), that EDS or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon (1) which comprises our former and current corporate headquarters in Dallas and Plano, Texas, respectively; (2) that is financed by obligations issued by a state or local governmental unit (whether or not tax exempt); and (3) which if not owned or leased by EDS or any Subsidiary, in the opinion of our board of directors, would not have a material adverse effect on the business conducted by EDS and its Subsidiaries as an entirety.

   "Restricted Subsidiary" means any Subsidiary (except a Subsidiary engaged principally in financing the operations of EDS or its Subsidiaries, or both, outside the United States) that owns a Real Property and either (1) has more than 50% of its net sales and operating revenues during the preceding four calendar quarters derived from, or more than 50% of its operating properties located in, the United States (excluding its territories and possessions, but including Puerto Rico), or (2) has more than 50% of its assets consisting of securities of other Restricted Subsidiaries.

   "Subsidiary" means a corporation, association, partnership or other entity of which EDS or one or more Subsidiaries of EDS own, directly or indirectly, 80% or more of the outstanding voting interest.

 Restrictions on Secured Debt

   Unless otherwise provided in the applicable prospectus supplement, EDS will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called "Mortgage" or "Mortgages"), without providing that the debt securities shall be secured equally and ratably with (or prior to) such secured Debt.

   Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt so secured together with all Attributable Debt of EDS and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire debt securities or certain other Debt) involving Real Properties would not exceed 10% of EDS' Consolidated Net Tangible Assets.

   Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

  .  Mortgages existing on the execution date of the applicable indenture;

  . Mortgages on property, stock, or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture;

  . Mortgages in favor of EDS or a Restricted Subsidiary by a Restricted Subsidiary;

  . Mortgages in favor of the United States of America or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

  . Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 360 days after such acquisition or completion of construction or development; and

  . any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (1) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (2) the principal amount of Debt secured by such Mortgage is not increased in an amount exceeding 105% thereof.

 Restrictions on Sales and Leasebacks

   Unless otherwise provided in the applicable prospectus supplement, neither EDS nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either:

  . EDS or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under "-- Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  . EDS or the Restricted Subsidiary, within 120 days, applies to the retirement of the debt securities or other Debt of EDS or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer of an amount equal to the net proceeds of the sale of the Real Property sold and leased pursuant to that arrangement.

   This restriction will not apply to any sale leaseback transaction between EDS and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

   Unless otherwise provided in the applicable prospectus supplement, our indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

  .  we are the continuing entity in the case of a merger; or

  . the surviving or acquiring entity is a U.S. corporation and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

  . immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

  . the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but we would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, or sale complies with the indenture.

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

Conversion or Exchange Rights

   If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

  .  the type of securities into which they may be converted or exchanged;

  .  the conversion price or exchange ratio, or its method of calculation;

  .  whether conversion or exchange is mandatory or at your election;

  .  how and when the conversion price or exchange ratio may be adjusted; and

  .  any other important terms concerning the conversion or exchange rights.

Global Securities

   Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

   The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

   Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or we, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder's ability to transfer its beneficial interests in global securities.

   While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder's own name, and that holder will not be entitled to receive a certificate representing that holder's ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

   The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

   Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

   Generally, a global security may be exchanged for certificated debt securities only in the following instances:

  . the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

  . we determine in our sole discretion that we will no longer have debt securities represented by a global securities or that we will permit global securities to be exchanged for certificated debt securities.

   The following is based on information furnished to us:

     Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

     DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

     Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

     Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or EDS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

     Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Our Senior Debt Trustee

   The current trustee for our senior debt securities is The Chase Manhattan Bank, which performs services for us in the ordinary course of business. The Chase Manhattan Bank is also the trustee under a prior indenture between us and The Chase Manhattan Bank and acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of its business. The Chase Manhattan Bank is a participating lender under our current credit facility, a counterparty in some of our foreign exchange transactions, and a paying agent for our domestic commercial paper programs. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Governing Law

   The indentures and the debt securities will be governed by the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 2,200,000,000 shares of stock, including:

  . 2,000,000,000 shares of common stock, $0.01 par value per share, of which 467,907,984 shares were issued and outstanding as of April 30, 2001; and

  . 200,000,000 shares of preferred stock, $0.01 par value per share, including 15,000,000 shares that have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, in connection with our rights agreement, of which no shares are currently issued or outstanding.

Common Stock

   This section describes the general terms of our common stock. For more detailed information, you should refer to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

   Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

   Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

   The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

  .  the designation of the series;

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

  .  the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  . the amount payable to you for each share you own if we dissolve or liquidate;

  . whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

  . any restrictions on issuance of shares in the same series or any other series;

  .  voting rights applicable to the series of preferred stock; and

  .  any other rights, preferences or limitations of such series.

   Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

   Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

   Attached to each share of our common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01, at a price of $200.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on March 12, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by us.

   The rights represented by the certificates for our common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

  . ten days after a person or group, called an "acquiring person," acquires beneficial ownership of 10% or more of our common stock; or

  . ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 10% or more of our outstanding common stock.

   The earlier of these two dates is called the "distribution date." Separate certificates for the rights will be mailed to holders of record of our common stock as of the distribution date. The rights could then begin trading separately from our common stock.

   Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that we are acquired in a merger, consolidation, or other business combination transaction or more than 50% of our assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

   At any time after the acquisition by the acquiring person of beneficial ownership of 10% or more of the outstanding shares of our common stock and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of our common stock, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

   The rights are redeemable in whole, but not in part, at $0.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights.

   The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating preferred stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

   The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that our board of directors approves.

   The shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the right will rank junior to all other series of our preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of our common stock.

   The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of March 12, 1996, between us and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

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

Limitation on Directors' Liability

   Our restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

   This prohibition is effective unless:

  . The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

  . The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

  . The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203 in 1996.

Special Charter and Bylaw Provisions

   Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 270 days before the scheduled date of the annual meeting of our stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Exchange Act. Our restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause.

   The restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the Board or by the board of directors, but may not be called by stockholders. The amended and restated bylaws may be amended by the board of directors or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote in the election of directors.

   The restated certificate of incorporation also contains a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock, referred to as "related person." The "fair price" provision requires the affirmative vote of the holders of:

  .  at least 80% of our voting stock; and

  . at least 66 2/3% of our voting stock not beneficially owned by the related person, to approve certain transactions between the related person and us or our subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of our assets or our subsidiaries having a fair market value of at least $10 million, any transfer or issuance of our securities, the assets of or the securities of our subsidiaries, any adoption of a plan or proposal by us of our voluntary liquidation or dissolution, certain reclassifications of our securities or recapitalizations or certain other transactions, in each case involving the related person.

   This voting requirement will not apply to certain transactions, including:

  . any transaction in which the consideration to be received by the holders of each class of capital stock is:

    . the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier; or

    . not less in amount than the highest per share price paid by the related person for shares of such class; or

  . any transaction approved by our continuing directors (as defined in the restated certificate of incorporation).

   This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the "fair price" criteria.

   The provisions of the restated certificate of incorporation relating to our board of directors, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the amended and restated bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock entitled to vote for the election of directors.

   The foregoing provisions of the restated certificate of incorporation and the amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

   Our common stock is listed on the New York Stock Exchange and the London Stock Exchange. The trading symbol for our common stock on these exchanges is "EDS."

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

                        DESCRIPTION OF DEPOSITARY SHARES

General

   We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

   If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

   If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such

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

amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

   Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

   The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

   Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

   The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

                            DESCRIPTION OF WARRANTS

General Description of Warrants

   We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

   The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

  .  the title of the warrants;

  .  the offering price for the warrants, if any;

  .  the aggregate number of the warrants;

  . the designation and terms of the debt securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  . if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  . the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  . the dates on which the right to exercise the warrants will commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  .  information relating to book-entry procedures, if any;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .  anti-dilution provisions of the warrants, if any;

  .  redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .  any other information we think is important about the warrants.

Stock Warrants

   The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  .  the title of the warrants;

  .  the offering price for the warrants, if any;

  .  the aggregate number of the warrants;

  . the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

  . if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  . the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  . the dates on which the right to exercise the warrants commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .  antidilution provisions of the warrants, if any;

  .  redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .  any other information we think is important about the warrants.

Exercise of Warrants

   Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

   Until you exercise your warrants to purchase our debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

   We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

  .  the terms of the offering;

  .  the names of any underwriters or agents;

  .  the name or names of any managing underwriter or underwriters;

  .  the purchase price or initial public offering price of the securities;

  .  the net proceeds from the sale of the securities;

  .  any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  .  any discounts or concessions allowed or reallowed or paid to dealers;
     and

  .  any commissions paid to agents.

Sale through Underwriters or Dealers

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

   If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

   We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

   We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

   Except as set forth in the applicable prospectus supplement, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon the validity of our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

                                    EXPERTS

   The consolidated financial statements and schedule of EDS as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated in this prospectus and the Registration Statement by reference in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

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